Exhibit (g)(3)

AMENDMENT TO

CUSTODY AND INVESTMENT ACCOUNTING AGREEMENT

AMENDMENT dated March 30, 2010 to the Custody and Investment Accounting Agreement (the “Agreement”) entered into on January 1, 2000 by and between State Street Bank and Trust Company (“State Street”) and PIMCO Variable Insurance Trust (“PVIT”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement and amendment described herein.

WHEREAS, pursuant to the Agreement, State Street is appointed as custodian of the assets of PVIT’s investment portfolio(s) and as PVIT’s agent to perform certain investment accounting and recordkeeping functions; and

WHEREAS, PVIT desires to amend the Agreement to appoint State Street as the custodian and investment accounting and recordkeeping agent for the investment portfolio of PIMCO Equity Series VIT (“Equity Series VIT”) and each series thereof (each, an “Equity Fund”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the Parties hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

I.	Introduction

The introductory paragraph to the Agreement is hereby deleted, and the following new introductory paragraph is added to the Agreement, as of the effective date of this Amendment, as set forth below.

THIS AGREEMENT is made effective the 1st day of January, 2000 by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the Commonwealth of Massachusetts, having its principal office and place of business at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111 (“State Street”), and EACH REGISTERED INVESTMENT COMPANY LISTED ON SCHEDULE A hereto, as it may be amended from time to time, incorporated herein by this reference, each having its principal office and place of business at 840 Newport Center Drive, Newport Beach, CA 92660 (each, a “Fund,” and collectively, the “Funds”).

II.	Equity Series VIT and Equity Funds

A.	Schedule A is hereby attached as an exhibit to the Agreement.

B.	PIMCO Variable Insurance Trust (“PVIT”) and PIMCO Equity Series VIT are hereby added to Schedule A to the Agreement.

C.	The definition of “Fund,” as used in the Agreement, is hereby amended to include PVIT and the Equity Series VIT.

D.	“Portfolio” is hereby defined to mean the applicable Fund’s investment portfolio or portfolios, including the relevant assets of all currently existing investment portfolios of such Fund and any investment portfolio thereof created in the future.

E.	References to PVIT in the Agreement are hereby replaced with references to “Portfolio” or “the applicable Portfolio,” as applicable.

II.	Confidentiality

Section 9 of the Agreement is hereby deleted, and new Section 9 of the Agreement is hereby added, as of the effective date of this Amendment, as set forth below.

CONFIDENTIALITY. The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Custodian and its affiliates may report and use nonpublic portfolio holdings information of its clients, including a Fund or Portfolio, on an aggregated basis with all or substantially all other client information and without specific reference to any Fund or Portfolio.

III.	Multiple Portfolios

The following section is added as new Section 10 to the Agreement and sections thereafter and references thereto are renumbered accordingly.

10.	MULTIPLE PORTFOLIOS. If a Fund is comprised of more than one Portfolio:

A.	Each Portfolio will be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to a Portfolio is deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement of each Portfolio is understood to be for clerical convenience only and will not constitute any basis for joining the Portfolios for any reason. The assets of one Portfolio cannot be used to satisfy the liabilities or obligations of another Portfolio under this Agreement.

B.	State Street may be appointed as custodian and investment accounting and recordkeeping agent for additional Portfolios from time to time by written notice, provided that State Street consents to such addition. Rates or charges for each additional Portfolio will be as agreed upon by State Street and the Funds.

IV.	Information Privacy Standards

The following new Paragraph “M” is added to Section 10 (new Section 11) of the Agreement:

INFORMATION PRIVACY STANDARDS. The Custodian will comply with all federal and state privacy laws that it deems applicable to its custody business, including 201 CMR 17.00 et seq., Massachusetts Standards for the Protection of Personal Information, as amended.

V.	Other

This Amendment may not be assigned by either party without the consent of the other party.

Except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

The Parties represent and warrant that all of the representations, warranties and undertakings made in the Agreement continue to be true as of the date of this Amendment and will continue in full force and effect until further notice.

VI.	Effectiveness

This Amendment shall be effective upon its execution hereof and may be executed in counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kenneth A. Bergeron

	Name:	Kenneth A. Bergeron

	Title:	Senior Vice President

PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Peter G. Strelow

	Name:	Peter G. Strelow

	Title:	Vice President

PIMCO EQUITY SERIES VIT

By:	/s/ Peter G. Strelow

	Name:	Peter G. Strelow

	Title:	Vice President